Exhibit 99.1

ARTICLE I - FOR IMMEDIATE RELEASE

Contact:

Samuel J. Gallo

Segue Software, Inc.

(781) 402-1049

sgallo@segue.com

SEGUE SOFTWARE ANNOUNCES ONE MILLION

DOLLAR PREFERRED STOCK INVESTMENT

Lexington, Massachusetts – November 25, 2003 – Segue Software, Inc., (NASDAQ-SCM:  SEGU), the reliability and monitoring experts, today announced that the Company received $1,000,000 from the sale of 333,333 shares of convertible preferred stock to a private individual investor.  The preferred shares are convertible into common stock of the Company at a conversion price of $3.00 per share for every preferred share (subject to adjustment upon the occurrence of certain transactions).  The holders of the preferred shares are entitled to vote together with the common stock on an as-converted basis.  The preferred shares receive a stock dividend of twelve percent (12%) per annum, payable in kind semi-annually, or a cash dividend in the event any holder owns more than 20% of the outstanding total Segue ownership, and a liquidation (including sale) preference of $4.00 per share.

These funds will ensure continued compliance with the NASDAQ listing requirements; fund the Company’s new strategic plan; and enable management to focus on profitability and growth.

About Segue Software

Segue (NASDAQ-SCM: SEGU) is a world expert in delivering software and services that ensure the accuracy and performance of enterprise applications.  Segue provides comprehensive scalability, performance, monitoring and verification solutions – all aimed at ensuring reliable and predictable outcomes for fundamental business processes.  A technology innovator setting new standards for higher levels of application reliability, Segue helps companies reduce risk and increase their return on investment associated with deploying new applications.  By ensuring the performance, accuracy, reliability, scalability and usability of core business applications, Segue helps protect all that today’s companies have at stake: their enormous investments in IT infrastructure, competitive edge and brand reputation.  Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at 1-800-287-1329 or www.segue.com.

This press release may contain forward-looking statements.  Forward looking statements are statements which contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “estimates”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future.  The Company notes that any such forward-looking statements are subject to change; are not guarantees of future performance, and that actual results may differ materially from any such projections or predictions, based on various important factors; including, without limitation, the ability of the Company to continue to achieve positive cash flow and regain profitability in a difficult economic and business climate; the timing and success of introductions of our new products, the ability to grow revenue from Channel Partners and new products; ability to grow license revenue; competition from new products and announcements from other companies; changes in technology and industry standards.  Additional information on the factors that could affect the Company’s business and financial results are included in the Company’s periodic reports filed with the Securities and Exchange Commission.